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EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Nine Months Ended December 31, 2002	Year Ended March 31, 2002	Year Ended March 31, 2001	Year Ended March 31, 2000	Year Ended March 31, 1999	Year Ended March 31, 1998
Consolidated pretax income (loss) from continuing operations	$9,135	(4,351)	19,496	11,659	(7,839)	(27,122)
Net amortization of debt issuance expense	1,175	1,420	1,389	1,326	1,412	2,292
Interest expense	20,279	28,553	31,653	32,637	34,830	36,664
Interest portion of rental expense	1,292	1,722	1,950	2,015	2,301	2,130

Earnings	$31,881	27,344	54,488	47,637	30,704	13,964

Interest expense	$20,279	28,553	31,653	32,637	34,830	36,664
Net amortization of debt issuance expense	1,175	1,420	1,389	1,326	1,412	2,292
Interest portion of rental expense	1,292	1,722	1,950	2,015	2,301	2,130

Fixed Charges	$22,746	31,695	34,992	35,978	38,543	41,086

Ratio of Earnings to Fixed Charges	1.40x	(a)	1.56x	1.32x	(a)	(a)

(a)
The deficiency of earnings required to cover fixed charges for the fiscal years ended March 31, 2002, 1999 and 1998 was $4,351, $7,839 and $27,122, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

	Fiscal Year Ended March 31,
	2002	1999	1998
Depreciation	$27,024	29,651	28,124
Amortization	4,175	4,025	10,413
Non-cash charges	4,723	945	2,301

Total	$35,922	34,621	40,838

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STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in thousands)